                                                              Exhibit 21.02(d)


                           THIRD AMENDMENT TO LEASE

  THIS THIRD AMENDMENT TO LEASE ("this Third Amendment") dated as of Aug. 15, 1997, by and between 100 EAST PRATT STREET LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord"), and THE HUNTER GROUP, INC., a Maryland corporation ("Tenant").


                              EXPLANATORY STATEMENT

  A. Landlord and Tenant entered into a Lease dated January 18, 1995, as amended by a First Amendment to Lease dated September 8, 1995 and a Second Amendment to Lease dated January 16, 1997 (collectively, the "Lease").

  B. Landlord and Tenant desire to amend the Lease pursuant to the terms of this Third Amendment.

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  1. Explanatory Statement; Defined Terms. The Explanatory Statement of this Third Amendment forms a part hereof. The use of initially capitalized terms in this Third Amendment or terms otherwise defined in the Lease shall have the meaning ascribed to them in the Lease unless the context requires otherwise.

  2. Lease of Expansion Space. Landlord presently leases to Tenant (a) 9,331 square feet located on the sixteenth (16th) floor of the building, and (b) 2,225 square feet located on the twenty-fifth (25th) floor of the building. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, an additional agreed total rentable area of five thousand nine hundred fifty-two (5,952) square feet on the sixteenth (16th) floor of the building (the "Expansion Space"), to the end and effect that Tenant lease from Landlord the entire sixteenth (16th) floor of the building. The Expansion Space is shown on Exhibit A attached hereto as a part hereof. Accordingly, effective as of the Expansion Space Commencement Date (as defined below), the first paragraph of the Lease captioned "Premises" is amended by deleting that paragraph in its entirety and replacing it with the following new paragraph:

      That Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord the following described premises (hereinafter collectively called the "premises") outlined on Exhibit A hereto, in the office and retail tower (hereinafter called the "building") known as 100 East Pratt Street, Baltimore, Maryland 21202, containing an aggregate agreed total rentable area of 17,508 square feet, which is located in the building as follows: (a) 15,283 square feet is located on the sixteenth (16th) floor of the building, and (b) 2,225 square feet is located on the twenty-fifth (25th) floor of the building. The building and the adjoining garage are retail space therein and the land on which the improvements are located are sometimes hereinafter called the "project."

  3. Term. Effective as of the Expansion Space Commencement Date, the third paragraph of the Lease captioned "Term" is amended by deleting the reference to "September 30, 2000" and inserting in lieu thereof the date "September 30, 2005." It is the intent and purpose of Landlord and Tenant that the term of the Lease for the entire premises (including, but not limited to, the Expansion Space) expire, unless earlier terminated or extended as provided in this Third Amendment, on September 30, 2005.

  4. Term of Expansion Space. Subject to the terms and conditions of Exhibit B attached hereto as a part hereof, the term of the Expansion Space shall commence (the "Expansion Space Commencement Date") on the date that is five
(5) days after the date Landlord completes the improvements described in Exhibit B (which date Landlord anticipates will occur, subject to the terms and conditions of Exhibit B, on or about April 1, 1998). Tenant shall not be entitled to occupy the Expansion Space before January 1, 1998. If Landlord has not completed the improvements by October 31, 1998 through no act or omission of Tenant, then Tenant may terminate this Third Amendment to Lease as it relates to the Expansion Space on at least thirty (30) days' written notice to Landlord.

  5. Rent (Section 1). Section 1(a) of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the following new Section 1(a):

      (a)(i) Between the date of the Third Amendment to Lease ("Third Amendment") and the Expansion Space Commencement Date, Tenant shall pay the aggregate annual rent of Two Hundred Ninety-Three Thousand Three Hundred Fifty Dollars ($293,350) payable in equal monthly installments in advance of Twenty-Four Thousand Four Hundred Forty-Five and 83/100 Dollars ($24,445.83) each on the first day of every calendar month during the term hereof, which amount consists of the following components: (A) with respect to that portion of the premises located on the 16th floor of the building, the annual rent shall be an amount equal to Two Hundred Thirty-Three Thousand Two Hundred Seventy-Five Dollars ($223,275) payable in equal monthly installments in advance of Nineteen Thousand Four Hundred Thirty-Nine and 58/100 Dollars ($19,439.58) each on the first day of every calendar month during the term hereof (the foregoing rental amount is based on Twenty-Five Dollars ($25) per rentable square foot of that portion of the premises located on the 16th floor), and (B) with respect to that portion of the premises located on the 25th floor of the building, the annual rent shall be an amount equal to Sixty Thousand Seventy-Five Dollars ($60,075) payable in equal monthly installments in advance of Five Thousand Six and 25/100 Dollars ($5,006.25) each on the first day of every calendar month during the term hereof (the foregoing rental amount is based on Twenty-Seven Dollars ($27) per rentable square foot of that portion of the premises located on the 25th floor).

      (a)(ii) Between the Expansion Space Commencement Date and September 30, 2000, Tenant shall pay the aggregate annual rent of Four Hundred Eighty-Four Thousand Two Hundred Seventy-One and 28/100 Dollars ($484,271.28) payable in equal monthly installments in advance of Forty Thousand Three Hundred Fifty-Five and 94/100 Dollars ($40,355.94) each on the first day of every calendar month during the term hereof, which amount is based on an annual rental rate equal to Twenty-Seven and 66/100 Dollars ($27.66) per rentable square foot of the premises.

      (a)(iii) Between October 1, 2000 and September 30, 2005, Tenant shall pay the aggregate annual rent of Five Hundred Twelve Thousand Nine Hundred Eighty-Four and 40/100 Dollars ($512,984.40) payable in equal monthly installments in advance of Forty-Two Thousand Seven Hundred Forty-Eight and 70/100 Dollars ($42,748.70) each on the first day of every calendar month during the term hereof, which amount is based on an annual rental rate equal to Twenty-Nine and 30/100 Dollars ($29.30) per rentable square foot of the premises.

      The following table summarizes the foregoing rental amounts:

                                                                  Monthly
               Date                            Annual Rent      Installment
               ----                            -----------      -----------

      Date of Third Amendment to Expansion     $293,350.00       $24,445.83
      Space Commencement Date

      Expansion Space Commencement Date        $484,271.28       $40,355.94
      to September 30, 2000

      October 1, 2000 to September 30, 2005    $512,984.40       $42,748.70


   6. TENANT IMPROVEMENTS. Landlord shall cause its contractors to complete the tenant improvements for the premises (including, but not limited to, the Expansion Space) in accordance with and subject to Exhibit B attached hereto as a part hereof.

   7. ASSIGNMENT AND SUBLETTING (SECTION 3). Section 3 of the Lease is hereby amended by adding the following new Section 3(g):

      (g) Notwithstanding anything to the contrary contained in Section 3 of this Lease, Tenant shall have the right, without the consent of Landlord (but with at least ten (10) days' prior written notice to Landlord), to assign this Lease or sublet any portion of the premises to any affiliated entity, or undertake any merger, consolidation, sale of stock or other interests, or other ownership transaction, and on any such transfer or transaction Landlord shall not have a right of recapture; provided, however, that (i) the net assets of the assignee or subtenant shall not be less than the net assets of Tenant at the time of the signing of this Lease (evidence of which Tenant shall provide to Landlord at the time Tenant provides Landlord with the foregoing notice); and (ii) Tenant shall not be released from any and shall perform all obligations imposed on it hereunder.

  8. Operating Expenses (Section 20). Landlord and Tenant acknowledge and agree that the entire premises (i.e., the premises located on both the 16th and 25th floors of the building) shall be factored in the calculation of the Tenant's Pro Rata Share of Operating Expenses. Effective as of Expansion Space Commencement Date, Section 20(b)(1) of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the new Section 20(b)(1):

      (1) The term "Base Amount" means the Operating Expenses for the calendar year 1998. The Base Amount shall be adjusted proportionately for Comparison Years that are not a full twelve (12) months.

  9. Real Estate Taxes (Section 21). Landlord and Tenant acknowledge and agree that the entire premises (i.e., the premises located on both the 16th and 25th floors of the building) shall be factored in the calculation of the Tenant's Pro Rata Share of Real Estate Taxes. Effective as of Expansion Space Commencement Date, Section 21(b)(1) of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the new
Section 21(b)(1):

      (1) The term "Base Amount" means the Real Estate Taxes for the July 1, 1997-June 30, 1998 tax fiscal year. The Base Amount shall be adjusted proportionately for Comparison Years that are not a full twelve (12) months.

  10. Relocation (Section 31). Effective as of the Expansion Space Commencement Date, Section 31 of the Lease is hereby amended by deleting that provision in its entirety and replacing it with following new Section 31:

      The Landlord reserves the right at its option and at the Landlord's expense to relocate the premises to any floor above (and including) the seventeenth (17th) floor of the building in a single, contiguous space at a location of comparable size and finish to the premises as described herein. Landlord shall reimburse Tenant for the direct, reasonable, and verifiable relocation expenses incurred by Tenant, including Tenant's stationery costs and all other reasonable business relocation costs. In the event of any such relocation, Tenant shall have advance notice of at least sixty (60) days, and the new premises shall be finished before the relocation. For purposes of this Section, "single, contiguous space" means that the space that is the subject of the relocation is relocated to a contiguous area on the floor (or floors) to which the space that is the subject of the relocation is being relocated, it being the intent and purpose of Landlord and Tenant that Tenant have at least a full-floor space comprising the premises. To illustrate the operation of this Section, assume that the space that is the subject of the relocation is located on the 16th floor (but not that portion of the premises located on the 25th floor). Based on this assumption, the relocated space will be located in a contiguous fashion on

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      a single floor above (and including) the 17th floor, and that portion of the premises located on the 25th floor will remain unchanged.

   11. PARKING (SECTION 35). Effective as of the Expansion Space Commencement Date, Section 35 of the Lease is hereby amended by deleting that provision in its entirety and replacing it with following new Section 35:

      During the term of this Lease, Tenant shall have the right to rent, on a monthly basis, one (1) parking space in the parking garage located adjacent to the rear of the building for each 1,000 square feet of rentable area of the premises. Based on a rentable area of the premises equal to 17,508 rentable square feet, Tenant is entitled to rent eighteen (18) parking spaces. In addition to these spaces, Tenant shall have the right to rent, on a monthly basis, eighteen (18) additional parking spaces (the "Additional Parking Spaces")(i.e., an aggregate of 36 parking spaces). All or any of the Additional Parking Spaces shall be subject to recapture by Landlord on thirty (30) days notice to Tenant. Rental of parking spaces shall be subject to the payment of standard fees charged by the parking garage to its other users and shall be subject to such rules and regulations which are applicable to the parking garage.
      As of the date of execution of this Lease, the monthly parking charge is an amount equal to One Hundred Seventy Dollars ($170).

   12. STORAGE SPACE (SECTION 37). Notwithstanding any contrary agreement between Landlord and Tenant regarding storage space that Tenant is leasing from Landlord pursuant to one or more separate agreements, Section 37 of the Lease is hereby amended by deleting that provision in its entirety and replacing it with following new Section 37:

      37.1 GENERAL. For the period between the date of the Third Amendment and September 30, 2000, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, ninety (90) square feet of storage space in the building in the location shown on Exhibit A attached hereto as a part hereof (the "Storage Space") at an annual rental of Nine Hundred Dollars ($900), which amount shall be payable in equal monthly installments in advance, together with rent.

      37.2 ADDITIONAL STORAGE SPACE TERM. For the period between October 1, 2000 and September 30, 2005 (the "Additional Storage Space Term"), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Storage Space at an annual rental of One thousand Three Hundred Eighteen Dollars ($1,318), which amount shall be payable in equal monthly installments in advance, together with rent. On at least thirty (30) days' prior written notice to Landlord and provided Tenant is not then in default under this Lease, tenant shall have the right to cancel its obligation to lease the Storage Space.

      37.3 CONDITION OF STORAGE SPACE. The Storage Space shall include unpainted drywall walls, unfinished ceiling, one lockable door, lighting, and ventilation; however, the Storage Space shall not be air conditioned or heated.

  13. Cancellation Fee (Section 39). Effective as of the Expansion Space Commencement Date, Section 39 of the Lease is hereby amended by deleting that provision in its entirety and replacing it with following new Section 39:

      Provided Tenant is not in default under this Lease past applicable notice and grace periods, Tenant shall have the right to cancel this Lease effective as of April 1, 2002 in accordance with the following terms and conditions:

      (a) If Tenant desires to so cancel this Lease, it shall provide at least twelve (12) months' written notice (the "Cancellation Notice") thereof to Landlord, which Cancellation Notice Landlord shall receive, if at all, by no later than April 1, 2001, TIME BEING OF THE ESSENCE;

      (b) From and after the date on which the term of this Lease is cancelled, Landlord and Tenant shall have no further liability to the other except for obligations that have accrued prior to the date of the cancellation and those obligations that survive such cancellation; and

      (c) In consideration of granting Tenant the privilege to cancel this Lease before its normally scheduled expiration date, Tenant shall pay to Landlord a cancellation fee totaling Four Hundred Seventy-Five Thousand Eighty-Seven and 25/100 Dollars ($475,087.25) (the "Cancellation Fee"). Tenant shall pay the Cancellation Fee to Landlord as follows:

          (i) Tenant shall pay to Landlord an amount equal to Two Hundred Thirty-Seven Thousand Five Hundred Forty-Three and 63/100 Dollars ($237,543.63) simultaneously with tendering the Cancellation Notice to Landlord.

          (ii) Tenant shall pay to Landlord the balance of the Cancellation Fee (i.e., Two Hundred Thirty-Seven Thousand Five Hundred Forty-Three and 63/100 Dollars ($237,543.63)) on April 1, 2002.

  14. Right of First Offer to 15th floor and Relocation of 25th Floor Space to Any Floor. Effective as of the Expansion Space Commencement Date, the following new Sections 41 and 42 are hereby added to the Lease:

      41. Right of First Offer. During the Term of this Lease and subject to the terms and conditions contained in this Section, Tenant shall have the right of first offer (the "Right of First Offer") that Becomes Available (as defined below).

          41.1 Conditions. At the time Tenant exercises the Right of First Offer, (a) this Lease shall be in full force and effect; and (b) Tenant shall not be in default of its obligations under this Lease past applicable notice and grace periods.

          41.2 Landlord and Tenant Obligations. Subject to the other terms of this Section 41, after any part of the 15th Floor Offer Space has or will Become Available, Landlord shall not offer on the market or lease to another tenant that space within the 15th Floor Offer Space that has or will become available without first offering Tenant the right to lease that space at the then applicable market rate of rent. Space shall be deemed to "Become Available" when the lease for the current occupant of the 15th Floor Offer Space expires or is otherwise terminated; provided, however, that the 15th Floor Offer Space shall not be deemed to Become Available if the space is: (a) assigned or subleased by the current tenant of the space (with the understanding that the space shall be deemed to have "Become Available" at the expiration of the original lease that was the subject of the assignment or subletting); (b) re-leased by the current tenant of the space by renewal, extension, or renegotiation; and (c) not leased to a tenant as of the date of the Third Amendment (until that space is leased, and then subsequently Becomes Available). Notwithstanding any contrary provision contained in this Lease, the Right of First Offer is subject and subordinate to any written right of first offer or right of first refusal provided by Landlord to any other tenant or occupant of the building before the date of the Third Amendment. It is the intent of Landlord and Tenant that this Section 41 be interpreted as a right of first offer, it being specifically agreed and acknowledged that this
      Section 41 does not constitute, and is not intended to constitute, a right of first refusal.

          41.3 Landlord Notice. Landlord shall not offer the 15th Floor Offer Space on the open market until Landlord has first notified Tenant in writing (the "First Offer Leasing Notice") that Landlord intends to offer the designated 15th Floor Offer Space to third parties and until a period of fifteen (15) days has elapsed from the date that Landlord has delivered to Tenant the First Offer Leasing Notice without Landlord and Tenant reaching a mutually acceptable agreement on the market rate of rent and other terms and conditions for the leasing of the 15th Floor Offer Space. The First Offer Leasing Notice shall: (a) advise Tenant that Landlord intends to offer on the market the 15th Floor Offer Space; (b) describe the location of the First 15th Floor Offer Space that has or will Become Available; and (c) contain the date on which the 15th Floor Offer Space will be available for leasing by Tenant.

          41.4 Tenant Acceptance. If Landlord and Tenant agree on mutually acceptable terms and conditions for the lease of the 15th Floor Offer Space within such fifteen (15) day period, Landlord and Tenant shall enter into an amendment of this Lease for the inclusion of the 15th Floor Offer Space on the terms and conditions agreed on by Landlord and Tenant during such fifteen (15) day period.

          41.5 Tenant Rejection. If Tenant declines or fails to effectively exercise the Right of First Offer as provided herein or fails to meet the conditions set forth in this Section, Landlord shall thereafter be free to offer the 15th Floor Offer Space on the open market and to lease the 15th Floor Offer Space at any time without regard to the restrictions in this Section and on whatever terms Landlord may decide in its sole and absolute subjective discretion.

      42. Relocation of 25th Floor Space to Any Floor. If and when Tenant leases at least five thousand (5,000) rentable square feet of space on any floor of the building, Tenant shall have the right to relocate the 25th Floor Space (as defined in the Second Amendment) to the floor of any building, all on terms and conditions that reflect the rental rate paid by Tenant for the 25th floor plus a component for amortization of any improvements to such space desired by Tenant, coterminous with the terms of this Lease for the remainder of the premises.

  15. Brokerage Commission. Tenant warrants and represents to Landlord that Tenant has not used the services of any broker, agent, or finder who would be entitled to a commission on account of this Third Amendment other than Colliers Pinkard and Equis, and agrees to defend, indemnify and save Landlord harmless from any commission or fee which may be payable to any other broker, agent, or finder with whom Tenant has dealt in connection with this Third Amendment. Within thirty (30) days after the full execution and delivery of this Third Amendment, Landlord shall pay Equis a brokerage fee in the amount of Nineteen Thousand Four Hundred and 50/100 Dollars ($19,400.50).

  16. Miscellaneous. Except as hereby amended, the Lease remains in full force and effect. This Third Amendment (a) shall be binding on the parties hereto and their respective successors and assigns, (b) shall be interpreted and construed in accordance with Maryland law, and (c) may be executed in one or more counterparts, each of which shall be deemed an original.

  IN WITNESS WHEREOF, this Third Amendment has been duly executed by the parties hereto as of the day and year first above written with the specific intention of creating a document under seal.

WITNESS:                100 EAST PRATT STREET LIMITED
                        PARTNERSHIP

                        By: 100 East Pratt Street, Inc,. its managing general partner

/s/ Illegible           By:   /s/ J. B. Mayo                 (SEAL)
--------------------          ----------------------------
                        Name:  J. Robb Mayo
                              ----------------------------
                        Title: Director of US Real Estate
                               Operations and Invesmtents
                              ----------------------------
                        IBM Real Estate Services

WITNESS:                THE HUNTER GROUP, INC.

/s/ A. Scott Preston    By: /s/ Terry L. Hunter           (SEAL)
--------------------        ------------------------------
                            Terry L. Hunter
                            President

STATE OF NEW YORK       )
COUNTY OF               )ss.:

   On this 15th day of August, 1997, before me, Thomas Crohan, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared J.R. Mayo, known to me to be the * of Corporate Real Estate and Construction, International Business Machines Corporation, the corporation described in and that executed the foregoing instrument, and also known to me to be the person who executed the foregoing instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the same.

   IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year in this certificate first above written.

  J. Robb Mayo
* Director of US Real Estate
  Operations and Investments

                                       /s/ Thomas P. Crohan
                                       ----------------------
                                           Notary Public


STATE OF MARYLAND       )
COUNTY OF               )ss.:

   On this 29th day of July, 1997, before me, Lynn Moler, a Notary Public in and for the State of Maryland duly commissioned and sworn, personally appeared Terry L. Hunter, known to me to be the President of THE HUNTER GROUP, INC., a Maryland corporation, the corporation described in and that executed the foregoing instrument, and also known to me to be the person who executed the foregoing instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the same.

   IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year in this certificate first above written.

                                     /s/ Lynn C. Moler
                                     ----------------------
                                         Notary Public

                                         LYNN C. MOLER
                                         NOTARY PUBLIC STATE OF MARYLAND
                                         MY COMMISSION EXPIRES: AUGUST 1, 1999

                                    EXHIBIT A
                                PLAT OF PREMISES

                                    16TH FLOOR

                                   HUNTER GROUP

                                    [diagram]

                                    EXHIBIT A

                                    25TH FLOOR

                                    [diagram]

                                    EXHIBIT B
                        TENANT IMPROVEMENTS WORK LETTER

  Construction of the Expansion Space and, with respect to the balance of the space on the sixteenth (16th) floor of the building Tenant presently leases ("Current Space"), the recarpeting or repainting of the Current Space (or both), or the reconfiguration of the elevator lobby serving the sixteenth
(16th) floor, shall be supervised by Landlord and shall be in accordance with the Construction Documents (as defined below). Tenant may incorporate its corporate design into the sixteenth (16th) floor lobby area and change its entry doors to glass. The construction referred to in this paragraph shall be referred to collectively as "Landlord's Work." All of the equipment, fixtures and improvements installed pursuant to Landlord's Work shall be and remain the property of Landlord. Landlord shall not receive a supervisory fee for supervising Landlord's Work.

  1.  Space and Design Plans.

  The "Space and Design Plans" shall mean plans for the construction of Landlord's Work, showing its partitions, doors and plans, and other illustrations as required to enable the preparation of Construction Documents and which shall set forth all necessary information regarding, electrical, telephone and light switch locations, lighting and reflected ceiling plan, equipment codes, wall finishes, floor finishes, signage location, millwork built-ins, architectural treatments, window covering and treatments, cabinet work, paneling, any custom features for the Expansion Space and the Current Space, and the types, color, size and finish of all such materials Tenant shall submit to Landlord Space and Design Plans.

  2. Construction Documents. By no later than October 1, 1997, Tenant shall submit to Landlord the architectural, mechanical, electrical and plumbing construction documents (such documents referred to as the "Construction Documents") in appropriate biddable form to implement the Space and Design Plans. If, at any time Landlord determines that the Construction Documents are not in appropriate biddable form to obtain bids or in appropriate form to obtain permits from any government authority (including if such Construction Documents are rejected by any government authority), Landlord may require that Tenant revise and resubmit such Construction Documents. Tenant shall revise and resubmit such Construction Documents within ten (10) days of Landlord's request. Approval by Landlord of the Tenant's Working Drawings and Specification shall be non-technical approval and shall not be deemed to mean approval of structure, size of ducts or piping, adequacy of the electrical system, system/equipment capacities and other technical matters. Tenant is responsible for coordinating the proper and adequate design and construction of the Tenant's Improvements in compliance with laws.

  3.  Contracts and Payment for Space and Design Plans and Construction
Documents.

  Tenant shall contract directly with the design, engineering and architectural firms to draw the Space and Design Plans and the Construction Documents for Landlord's Work. All such firms shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed.

  4.  Selection of Contractor.

      Based on the Construction Documents, Landlord shall prepare an invitation to bid that includes a copy of the proposed form of construction contract on the basis of a guaranteed maximum price contract on the basis of a guaranteed maximum price contract. Landlord shall submit bids to the contractors, in good faith, agreed on by Landlord and Tenant (collectively, the "Qualified Contractors"). Landlord and Tenant shall mutually select the contractor to perform Landlord's Work from the bids received. If Tenant and Landlord fail to agree on a contractor within four (4) days thereafter, Landlord shall select the apparent low bidder (the contractor selected in accordance with the foregoing procedure is herein called the "Contractor"). The Contractor, with the approval of Landlord, shall select the subcontractors. The Contractor and subcontractors must be willing to agree to all requirements imposed by Landlord's construction and/or permanent lender (including any reasonable requirements relating to retainages, advances, insurance, bonding requirements, mechanics'; lien waivers or otherwise) and penalties for late delivery of space. After selection of the Contractor, Landlord shall negotiate and execute a construction contract with the Contractor. Landlord may make changes to the form construction contract but the contract guaranteed maximum price shall remain the same without cost overruns except for Tenant change orders, Necessary Change Orders, and other change orders approved by Tenant. After approval of the Construction Documents, selection of the Contractor, and execution of the construction contract, the Contractor shall proceed with construction of Landlord's Work under the supervision of Landlord. Tenant shall evaluate and analyze all construction pricing to ensure current market pricing and to maximize the use of Landlord's Construction Contribution (as defined below). To that end, Landlord shall provide Tenant with all scheduled construction pricing for review and analysis.

  5.  Change Orders

      Landlord shall have the right to initiate any change order if such change order (a "Necessary Change Order") is necessary: (a) for compliance with any applicable laws; (b) to obtain necessary permits or certificate of occupancy; or (c) for Landlord's Work to be compatible with or coordinated with base building structure or systems. Landlord shall notify Tenant of any Necessary Change Order. Other than Necessary Change Orders, Landlord shall notify Tenant and obtain Tenant's consent prior to initiating a material change. Tenant shall notify Landlord of its approval or denial within five
(5) business days of Landlord's request.

      Tenant (acting through Tenant's Authorized Representative) shall have the right to initiate change orders, subject to Landlord's reasonable approval. Landlord shall not unreasonable withhold its approval to any such Tenant-initiated change order proposal. Following receipt of a request for a change order, Landlord shall promptly (i.e., within 2 days) notify Tenant whether such request is approved, and if such request is approved Landlord shall submit to Tenant a written change order which shall include an estimate of the cost and any anticipated delays that will be incurred as a result of the change. On Tenant's execution of the

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written change order prepared by Landlord, the change shall be incorporated into Landlord's Work. Any delays caused by Tenant's change orders or Necessary Change Orders shall be treated as a Tenant Delay.

  6. Payment of Cost. Landlord shall provide Tenant a total construction allowance of One Hundred Sixty-Five Thousand Six Hundred Fifty-Five Dollars ($165,655) (the "Landlord's Construction Contribution") for the design and construction of the Expansion Space and the Current Space. Landlord's Construction Contribution shall be used by Landlord to complete Tenant's work as per the Construction Documents. Tenant shall pay for any overage of Landlord's construction within thirty (30) days of receipt of written bill. Failure by Tenant to tender payment for such improvements shall not delay the Expansion Space Commencement Date and shall be deemed a default of this Third Amendment and the Lease. Any unused allowance (i.e., the difference between the final cost of the Landlord's Work and the aggregate of the Landlord's Construction Contribution) shall be credited towards the annual rent payable under the Lease; provided, however, that such credit shall not exceed an amount equal to Twenty Thousand Dollars ($20,000).

  7.  Performance and Completion of Landlord's Work.

      Tenant's Authorized Representative shall be given access to the Expansion Space during performance of the Landlord's Work, subject to such person's compliance with all safety rules, and provided he/she does not interfere with the Landlord's Work.

      After the Expansion Space and Current Space are substantially completed (i.e., fully completed except for minor punchlist items), Landlord and Tenant shall agree to a punchlist of items which Landlord shall complete as promptly as reasonably possible, subject to Long-Lead Items. Said punchlist or the failure of Long-Lead Items to be installed shall have no effect on Tenant's obligation to pay rent or to accept possession of the Expansion Space and shall not result in an extension of the Expansion Space Commencement Date. Long-Lead Items will be completed and installed as soon as commercially reasonable.

      "Substantial completion" occurs on the date on which the Expansion
Space is substantially complete and ready for occupancy in accordance with the Construction Documents except for punch list items, the completion of which will not materially adversely affect Tenant's ability to occupy the Expansion Space, and Long-Lead Items, which date Landlord and Tenant shall agree on in good faith. Landlord will exercise due diligence in completing all punch list items and Long-Lead Items. Tenant shall be entitled to withhold payment of sums for uncompleted items identified on the punchlist pending satisfactory completion of such uncompleted items. Landlord shall have a period of thirty
(3) days within which to complete the punch list items, which time period shall begin to run on the date on which Landlord and Tenant mutually agree on the punch list items.

      Tenant shall not be separately charged for use of elevators during the construction of Landlord Work and during actual move in to the building or at any time during the term.

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  8.  UNIFORMITY OF BUILDING.

      To ensure the quality, uniformity and continuity of the building, Landlord and Tenant agree that:

      a. SUITE ENTRY SECURITY SYSTEMS. The suite entry security system, if any, shall conform to the suite security system specified by Landlord as standard for the entire building.

      b. SUITE ENTRY DOOR. Landlord will prescribe a standard full height suite entry door (and hardware) on multi-tenanted floors from which Tenant shall not vary.

      c. EXIT DOOR. Landlord will prescribe a standard full height exit door (and hardware) on multi-tenanted floors from which Tenant shall not vary.

      d. LIGHT FIXTURES. All fixtures shall be of a recessed nature and flush with the ceiling. All fixtures shall be subject to Landlord's approval, not to be unreasonably withheld.

  9.  INSTALLATION OF ITEMS BY TENANT.

      As provided in the Lease, on notice to Landlord, Tenant and its agents and contractors shall have the right to enter the Expansion Space to install equipment and fixtures and other work above Landlord's Work to prepare the Expansion Space for Tenant's occupancy ("Tenant's Work") provided they do not interfere with the Landlord's Work or violate any safety rules. Such entry to and installation of work within the Expansion Space shall not, in and of itself constitute or be deemed to be Tenant's (or any person's claiming by, through or under Tenant) occupation of the Expansion Space for the purpose of conducting Tenant's (or such other person's) business. Before entering the Expansion Space to perform or cause to be performed the Tenant's Work, Tenant shall provide to Landlord evidence of the insurance coverages that Tenant is required to obtain and maintain under the terms and conditions of the Lease. Any delays in substantial completion of Landlord's Work caused by Tenant's interference shall be treated as Tenant Delays.

      Any contractor engaged by Tenant shall be solely responsible for the transportation, safekeeping, and storage of materials and equipment used in the performance of the Tenant's Work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installation or work performed by any other party. The Tenant's Work shall comply with all applicable insurance requirements and all applicable laws and requirements and shall be performed in a good and workmanlike manner using only new, high grade materials.

  10. TENANT'S AUTHORIZED REPRESENTATIVE.

      Tenant shall designate a representative ("Tenant's Authorized Representative") as the person authorized to approve in writing all plans, drawings, specifications, change orders,

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charges and approvals pursuant to this Exhibit. No other party is authorized to act for or bind Tenant with respect to any of the foregoing matters.

   11. Disputes.

       Any dispute arising out of or in connection with this Work Letter shall be determined by arbitration in accordance with the rules of the American Arbitration Association, unless the parties hereto otherwise mutually agree. The determination of the arbitration shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction over the parties and the subject matter of the dispute.

   12. Indemnification and Waiver of Claims.

       Landlord and Tenant hereby acknowledge and agree that the terms and provisions of Sections 2 (with the exception of Section 2(a), 4, 5, 16, 19, 23, 28 and 29 of the Lease shall apply during the period commencing with Landlord's Work, through and including the Expansion Space Commencement Date (including during the Term).

   13. Substantial Completion.

       Landlord shall use commercially reasonable efforts to deliver possession of the Expansion Space substantially complete by April 1, 1998, subject to extensions caused by force majeure, and Tenant Delays (as defined below), extended for one (1) day for each day of delay caused by force majeure or Tenant Delays. In no event, however, shall the Expansion Space Commencement Date occur before January 1, 1998. For purposes of this Work Letter, force majeure shall include delays caused by war, insurrection, civil commotion, riots, act of God, or the enemy or governmental action, strikes, lockouts, picketing, accidents, failure of Landlord to obtain fuel or supplies, or any other causes beyond the reasonable control of Landlord. The April 1, 1998, outside date for the substantial completion of the Expansion Space shall be extended one (1) day for each day of delay caused by Landlord, e.g., unavailability of elevators other than unavailability caused by Tenant having to work together with other construction that is going on in the building, delays in responding to Tenant requests beyond three (3) business days in each instance, and delays caused solely by Landlord requiring Tenant to use certain subcontractors. For purposes of the Lease, substantial completion shall not include "Long-Lead Items", including but not limited to millwork, any special order material, any special order items, and punchlist items.

   14. Schedule.

       As used herein the term "Tenant Delay" shall be the sum of (i) each day beyond those dates specified herein for Tenant to respond to notice from Landlord or beyond those dates specified herein for Tenant to deliver documents until Tenant so responds or deliver such documents and (ii) each day of delay caused by Tenant Change Orders and Necessary Change Orders.

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